Exhibit 23.1

LAKE & ASSOCIATES, CPA’s, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Dragon’s Lair Holdings, Inc. (A Development Stage Company), of our report dated February 4, 2010 on our audit of the financial statements of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2009, and December 31, 2008 and the period October 4, 2007 (inception) through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Lake & Associates CPA’s, LLC
Lake & Associates CPA’s, LLC
Boca Raton, Florida
February 4, 2010